[____], 2015

Investment Managers Series Trust 235 West Galena Street Milwaukee, Wisconsin 53212

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 2.5 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of [_____], 2015, by and among Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), on behalf of its series EP Emerging Markets Small Companies Fund (the “Acquiring Fund”), and the Trust on behalf of its series EP China Fund and EP Latin America Fund (each, an “Acquired Fund”).  All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.  The Agreement contemplates the acquisition of all of the Assets of each Acquired Fund by the Acquiring Fund in exchange solely for (a) the assumption by the Trust, on behalf of the Acquiring Fund, of the Liabilities of that Acquired Fund and (b) the issuance and delivery by the Trust, on behalf of the Acquiring Fund, to that Acquired Fund, for distribution, in accordance with Section 1.2 of the Agreement, to the shareholders of record of that Acquired Fund in proportion to the respective numbers of shares of the applicable corresponding classes of that Acquired Fund held by such shareholders in complete redemption of those shares and in complete liquidation of that Acquired Fund, of the number of full and fractional Shares of each class corresponding to an outstanding class of that Acquired Fund’s shares determined by dividing the aggregate net asset value of the Trust’s net assets attributable to that class of shares of that Acquired Fund by the net asset value per share of the corresponding class of Shares (each such acquisition, assumption, issuance and delivery, and distribution relating to a particular Acquired Fund is referred to herein as a “Transaction”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Prospectus and Proxy Statement of the Trust on behalf of the Acquiring Fund and the Acquiring Funds, dated [______], 2015, and related documents (collectively, the “Transaction Documents”).  In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies).  We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

Investment Managers Series Trust
[_______], 2015
Page Two

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Trust, on behalf of the Acquired Funds and the Acquiring Fund, each dated as of the date hereof (the “Certificates”).  As to each Transaction, our opinion assumes (i) that all representations set forth in the Transaction Documents and in the applicable Certificates will be true and correct in all material respects as of the date of that Transaction (and that any such representations made “to the best knowledge of”, “to the knowledge of”, or “in the belief of”, or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates.  Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively.  We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, with respect to each Transaction, we are of the opinion that, for United States federal income tax purposes:

1.	The transfer of the applicable Acquired Fund’s assets to the Acquiring Fund in exchange solely for Shares and the assumption by the Acquiring Fund of all of the liabilities of such Acquired Fund, followed by the distribution of the Shares to the shareholders of such Acquired Fund in complete liquidation of such Acquired Fund, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and such Acquired Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Acquiring Fund upon receipt of the assets of the applicable Acquired Fund solely in exchange for the Shares and the assumption by the Acquiring Fund of the liabilities of such Acquired Fund.

3.	The tax basis in the hands of the Acquiring Fund of each asset of the applicable Acquired Fund will be the same as the tax basis of such asset in the hands of such Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by such Acquired Fund upon the transfer.

4.	The holding period of each asset of the applicable Acquired Fund in the hands of the Acquiring Fund, other than assets with respect to which gain or loss is required to be recognized in the Transaction, will include the period during which such asset was held by such Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

Investment Managers Series Trust
[_______], 2015
Page Three

5.	No gain or loss will be recognized by the applicable Acquired Fund upon the transfer of its assets to the Acquiring Fund solely in exchange for the Shares and the assumption by the Acquiring Fund of the liabilities of such Acquired Fund, or upon the distribution of the Shares by such Acquired Fund to its shareholders in complete liquidation, except for (A) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) any other gain or loss that may be required to be recognized (i) as a result of the closing of such Acquired Fund’s taxable year or (ii) upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

6.	No gain or loss will be recognized by the shareholders of the applicable Acquired Fund upon the exchange of their shares of such Acquired Fund solely for Shares as part of the Transaction.

7.	The aggregate tax basis of the Shares that each shareholder of the applicable Acquired Fund receives in the Transaction will be the same as the aggregate tax basis of his or her shares of such Acquired Fund exchanged therefor.

8.	The holding period of each shareholder of the applicable Acquired Fund for his or her Shares received in the Transaction will include the holding period for the shares of such Acquired Fund exchanged therefor, provided that the Acquired Fund shareholder held such Acquired Fund shares as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the Transactions, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP